Exhibit 99.1

MariMed Closes $35 Million Credit Facility
to Accelerate its Strategic Growth Plans

NORWOOD, MA, Jan 24, 2023 - MariMed Inc. (“MariMed” or the “Company”) (CSE: MRMD) (OTCQX: MRMD), a leading multi-state cannabis operator, announced that today it closed a $35 million secured credit facility with Chicago Atlantic Advisors, LLC (“Chicago Atlantic”) as the lead lender.

“I am delighted to announce the closing of this transformative credit facility,” said Jon Levine, MariMed President and Interim Chief Executive Officer. “MariMed is known for its operational and financial discipline, resulting in one of the strongest balance sheets in the cannabis industry, enabling us to secure this funding. While we are capable of funding our current growth plans with cash flow from operations, the time is right to raise capital and accelerate these plans, which we believe will result in meaningful returns to our shareholders.”

•MariMed closed a $35 million credit facility with a three-year maturity and an ability to extend to a five-year maturity under certain conditions.
•MariMed borrowed $30 million at close and can draw down up to an additional $5 million over the next six months.
•Funds will be used for completing the build-out of a new cultivation and processing facility in Illinois and a new processing kitchen in Missouri, expanding existing cultivation and processing facilities in Massachusetts and Maryland, funding other capital expenditures, and repaying in full the Kind Therapeutics seller notes from the Maryland acquisition in April 2022, with the remaining balance to be used for acquisitions.
•Facility bears interest at a floating rate based on bank prime rate plus 5.75% and includes 30% warrant coverage priced at a 20% premium.
•The Company’s Debt/EBITDA ratio based on the midpoint of the Company’s 2022 annual EBITDA guidance is now 1.5X.
•MariMed can repay the principal loan balance without penalty after the first 20 months.

“This credit facility allows us to significantly accelerate the completion of our expansion projects, which we believe will drive meaningful Revenue and EBITDA growth in 2023 and beyond,” said Susan Villare, MariMed’s Chief Financial Officer. “Including this facility, our blended interest rate1 of 10.5% and Debt/EBITDA ratio of 1.5X remain among the lowest in the cannabis industry and speaks to the strength of our balance sheet and our ability to generate significant positive cash flow from operations.”

John Mazarakis, Partner of Chicago Atlantic, added, “We are excited to support the growth of MariMed. The team has consistently demonstrated its ability to profitably expand across an attractive six-state footprint for the benefit of its patients and adult-use customers. We look forward to significantly growing our investment with them in the future.”

Chicago Atlantic acted as Lead Arranger with Silver Spike Investment Corp. for the senior secured credit facility. Chicago Atlantic is also the Administrative Agent for the credit facility.

Echelon Capital Markets acted as the financial advisor to MariMed in the arrangement of the senior secured credit facility.

1. The blended interest rate is calculated as the weighted average rate of all interest-bearing loans, mortgages, and the first draw of the $35 million credit facility, and excludes the Kind Therapeutics seller notes, which will be settled with funds from the initial $30 million draw of the $35 million credit facility.

ABOUT MARIMED
MariMed Inc., a multi-state cannabis operator, is dedicated to improving lives every day through its high-quality products, its actions, and its values. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units. Proprietary formulations created by the Company’s technicians are embedded in its top-selling and award-winning products and brands, including Betty’s Eddies, Nature’s Heritage, InHouse, Bubby’s Baked, K Fusion, Kalm Fusion, and Vibations: High + Energy. For additional information, visit www.marimedinc.com.

IMPORTANT CAUTION REGARDING FORWARD LOOKING STATEMENTS:
This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.'s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including consummation of pending transactions, launch of new products, expanded distribution of existing products, obtaining new licenses, estimates and projections of revenue, EBITDA and Adjusted EBITDA and other information about its business, business prospects and strategic growth plan which are based on certain assumptions of its management, including those described in this release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company's services and products, changes in the law and its enforcement, and changes in the economic environment. Additional risk factors are included in the Company's public filings with the Securities and Exchange Commission. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "hoped”, "anticipated”, "believed”, "planned”, "estimated”, "preparing”, "potential”, "expected”, "looks" or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

All trademarks and service marks are the property of their respective owners.

For More Information, Contact:

Investor Relations:
Steve West, Vice President, Investor Relations
Email: ir@marimedinc.com
Phone: (781) 277-0007

Media Contact:
Howard Schacter, Chief Communications Officer
Email: hschacter@marimedinc.com
Phone: (781) 277-0007

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